Exhibit 99
Form 10-Q
December 31, 1999

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                                                                    NATIONAL FUEL GAS
                                                            CONSOLIDATED STATEMENT OF INCOME
                                                                       (UNAUDITED)


                                                                  Twelve Months Ended
                                                                      December 31,
                                                            ------------------------------
                                                                 1999              1998
                                                                 (Thousands of Dollars)
INCOME
Operating Revenues                                          $   1,299,883    $   1,217,401
                                                            -------------    -------------

Operating Expenses
       Purchased Gas                                              423,009          388,484
       Fuel Used in Heat and Electric Generation                   53,594           53,477
       Operation                                                  305,064          307,145
       Maintenance                                                 23,453           25,029
       Property, Franchise and Other Taxes                         91,932           90,612
       Depreciation, Depletion and Amortization                   128,754          116,246
       Impairment of Oil & Gas Producing Properties                     -          128,996
       Income Taxes - Net                                          68,667           18,925
                                                            -------------    -------------
                                                                1,094,473        1,128,914
                                                            -------------    -------------

Operating Income                                                  205,410           88,487
Other Income                                                        8,773           39,445
                                                            -------------    -------------
Income Before Interest Charges and Minority
       Interest in Foreign Subsidiaries                           214,183          127,932
                                                            -------------    -------------

Interest Charges
       Interest on Long-Term Debt                                  64,706           59,033
       Other Interest                                              25,528           33,458
                                                            -------------    -------------
                                                                   90,234           92,491
                                                            -------------    -------------

Minority Interest in Foreign Subsidiaries                          (1,663)          (3,051)
                                                            -------------    -------------

Net Income Available for Common Stock                       $     122,286    $      32,390
                                                            =============    =============


Basic Earnings Per Common Share:                            $        3.15    $        0.84
                                                            =============    =============

Diluted Earnings Per Common Share:                          $        3.12    $        0.84
                                                            =============    =============

Weighted Average Common Shares Outstanding:
       Used in Basic Calculation                               38,763,563       38,399,524
                                                            =============    =============
       Used in Diluted Calculation                             39,152,655       38,783,179
                                                            =============    =============

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